Exhibit 10.3.1

SCHEDULE A

Assigned Liabilities

1.	PENDING LEGAL ACTIONS:

a.	Case Name: American Express National Bank vs. Ellis Smith and Hollister & Blacksmith, Inc., dba American Cannabis Company, Inc., filed on or about April 2, 2024, in the District Court for Denver County Colorado: Case No. 2024CV31104.

b.	Case Name: OldCastle Lawn & Garden vs. Hollister & Blacksmith, Inc., dba American Cannabis Company, Inc. filed on January 26, 2024, in the District Court for Jefferson County Colorado: Case No. 2024CV30125.

2.	UNASSERTED OR THREATENED CLAIMS:

a.	As a result of American Cannabis Company, Inc.’s March 11, 2021 acquisition of the assets of Medihemp, LLC (“Medihemp”) and its wholly owned subsidiaries, SLAM Enterprises, LLC (“SLAM”) and Medical Cannabis Caregivers, Inc. (“Medical Cannabis”) (collectively, the “Saunders Entities”), as amended on April 29, 2022, and June 8, 2023, American Cannabis Company, Inc. is in breach of its covenants to repay the purchase price. As of the date hereof, the company is indebted to the Saunders Entities in the approximate amount of five hundred and twenty-nine thousand sixty-three dollars ($529,063), which includes principal, interest, default penalties, and default interest. These amounts continue to accrue.

i.	In addition, the Saunders Entities have filed a secured UCC financing statement, which covers the following collateral:

1.	All of American Cannabis Company, Inc.’s business assets, including all replacements, substitutions, accessions, additions, and improvements thereto;

2.	All licenses issued by the Colorado Marijuana Enforcement Division, specifically License Nos. 403-00070, 402-00539, 402-01065, 402-00053, and 404-00312, along with corresponding City of Colorado Springs licenses;

3.	All proceeds and products derived from the aforementioned assets and licenses, including books and records related thereto;

4.	All supporting obligations, accessions, substitutions, replacements, rents, profits, and products arising from the foregoing;

5.	Any and all proceeds from insurance, indemnity, warranty, or guaranty payments related to any of the foregoing.

b.	Although American Cannabis Company, Inc. is in breach of its obligations to the Saunders Entities, as of the effective date of this Agreement, the Saunders Entities have not filed a foreclosure of their UCC-secured interests nor initiated any lawsuit for damages related to the breach.

c.	On May 31, 2023, American Cannabis Company, Inc. (“ACC”) sold its Colorado State License No. 402-01065 (Medical Marijuana Store) and its City of Colorado Springs License No. 0850714L, in exchange for a purchase price of $100,000. This transaction resulted in the discontinuation of ACC’s associated operations at Palmer Park Boulevard, Ste. A, Colorado Springs, CO, as of May 31, 2023. Furthermore, ACC’s lease obligations for this location terminated without penalty, interest, or other liquidated damages as of June 30, 2023.

The proceeds from this license sale were not directed to the secured interest holder, raising potential issues regarding the priority of the secured party’s interests in the license assets. Such actions may constitute a possible violation of the secured party’s rights under applicable secured transactions law, potentially leading to contract or tort liability claims. This includes but is not limited to, claims for conversion, breach of contract, or other tortious actions associated with any non-compliance with the secured party’s interest priority.

The Assuming Party assumes responsibility for any resulting liabilities, damages, or claims, including legal fees, arising from this transaction. This includes any claims by the secured party for non-compliance with the interest priority or any other asserted damages related to the sale of the license.

3.	OUTSTANDING TAX LIABILITIES TO THE STATE OF DELAWARE:

a.	The company has filed its 2023 U.S. federal tax return, Colorado state tax return, and Delaware state tax return. Smith and Hollister & Blacksmith, Inc. shall be jointly and severally responsible for any and all outstanding taxes owed, including any penalties and interest that have accrued or may accrue, associated with these filings or any prior tax obligations, whether state or federal.

4.	CURRENT OUTSTANDING PAYABLES:

a.	Employee Compensation. All employment contracts, agreements, or arrangements of any kind (collectively, “Employment Contracts”) between American Cannabis Company, Hollister & Blacksmith, Inc., Ellis Smith, Naturaleaf, and any person actively employed by any of these entities or their subsidiaries, affiliates, assigns, agents, co-employees, or independent contractors (collectively, the “Affected Employees”), whether oral or written, express or implied, shall be assumed jointly and severally by Hollister & Blacksmith, Inc. and Ellis Smith. This assumption includes all outstanding liabilities related to employee compensation, benefits, accrued wages, bonuses, severance, or any other obligations arising from Employment Contracts under Colorado state or federal law for the employees at the Naturaleaf stores in Colorado Springs, including the associated cultivation facility and any other locations.

b.	Pacific Stock Transfer Company. $8,342.10 owed.

c.	Current Payables. A schedule of current payables from operations is attached below.

d.	All Outstanding Operations Expenses. Without limitation, any and all known and unknown claims, liabilities, obligations, debts, damages, and responsibilities of any nature, whether contingent, accrued, or otherwise, arising from the operations of American Cannabis Company, Inc. up to the closing date of the Stock Purchase Agreement. This includes but is not limited to, claims related to contracts, employment, taxes, regulatory compliance, litigation (pending or threatened), and any obligations arising under federal, state, or local law.